As filed with the Securities and Exchange Commission on May 31, 2011	Registration No. 333-161210

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

POST-EFFECTIVE AMENDMENT #1 TO THE FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NORTH PENN BANCORP, INC.
(exact name of registrant as specified in its certificate of incorporation)

PENNSYLVANIA	26-0261305
(state or other jurisdiction of	(IRS Employer Identification No.)
incorporation or organization)

216 Adams Avenue
Scranton, Pennsylvania 18503
(570)344-6113
(Address, including zip code, and telephone
number, including area code, of registrant's principal executive offices)

NORTH PENN BANCORP, INC.
2009 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

Frederick L. Hickman President and Chief Executive Officer North Penn Bancorp, Inc. 216 Adams Avenue, Scranton, Pennsylvania 18503 (Name And Address Of Agent For Service)	Copies To: Aaron M. Kaslow, Esq. Suzanne A. Walker, Esq. Kilpatrick Townsend & Stockton LLP 607 14th Street, NW, Suite 900 Washington, D.C. 20005 (202) 508-5800

(570) 344-6113
Telephone number, including area code,
of agent for service

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check One):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

Explanatory Note

North Penn Bancorp, Inc. (the “Company”) is filing this Post-Effective Amendment (the “Post-Effective Amendment”) in order to deregister shares of common stock of the Company, previously registered by the Company pursuant to its Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 10, 2009 (File No. 333-161210) (the “Registration Statement”).  The Registration Statement registered 119,000 shares of the Company’s common stock issuable to participants in the North Penn Bancorp, Inc. 2009 Equity Incentive Plan (the “EIP Shares”), which has been terminated.

This Post-Effective Amendment hereby amends the Registration Statement to deregister the remaining unissued EIP Shares under the Registration Statement which is 117,197 shares of Company common stock.  As a result of the deregistration, no EIP Shares remain registered for issuance pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, North Penn Bancorp, Inc. hereby certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post Effective Amendment #1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scranton, Commonwealth of Pennsylvania, on May 31, 2011.

NORTH PENN BANCORP, INC.

By:	/s/ Frederick L. Hickman
Frederick L. Hickman
President and Chief Executive Officer